Exhibit 99.1

ALX Oncology Strengthens Immuno-Oncology Pipeline
with Acquisition of ScalmiBio

▪	Acquisition adds novel and proprietary SHIELD platform for conditional activation of antibodies in tumor microenvironment and proprietary cytotoxic payloads for antibody drug conjugates
▪	Expands ALX Oncology’s pipeline of drug candidates based on expertise in protein engineering and oncology

SOUTH SAN FRANCISCO, Calif., October 7, 2021 -- ALX Oncology Holdings Inc. (“ALX Oncology”) (Nasdaq: ALXO), a clinical-stage immuno-oncology company, and ScalmiBio, Inc. (“ScalmiBio”) announced today that ALX Oncology has acquired ScalmiBio.

ALX Oncology further expands its pipeline with plans to develop new anti-cancer drug candidates based on ScalmiBio’s platform; these new molecules will be designed to address unmet cancer patient needs as stand-alone therapeutics and in combination with ALX Oncology’s lead product candidate, evorpacept, a next-generation CD47 blocker designed to leverage the immune activation of broadly used anti-cancer agents through combination strategies.

“ALX Oncology was founded to address limitations of CD47 blockade through protein engineering,” said Jaume Pons, Ph.D., Founder, President and Chief Executive Officer of ALX Oncology. “ScalmiBio’s universal SHIELD technology allows us to expand our pipeline and bring more treatment options to patients. We are building on our foundational strength of utilizing protein engineering to more broadly address limitations of other clinically and commercially validated anti-cancer targets through the design of conditionally activated antibodies and novel antibody-drug conjugates or ADCs.”

ScalmiBio’s SHIELD technology is designed to minimize interaction of an antibody therapeutic with normal tissue and maximize its target binding capability within tumor microenvironment. Many cancer targets are relatively abundant in cancer cells but also expressed in normal cells leading to on-target, off-tumor toxicities that limit patient access to potentially life changing treatments. ScalmiBio’s conditional activation technology aims to increase therapeutic index by minimizing dose limiting toxicities of existing checkpoint inhibitors and other targeted anti-cancer biologics as well as enable the design of ADCs with higher drug-to-antibody ratios for improved anti-cancer activity. ALX Oncology has also acquired ScalmiBio’s proprietary cytotoxic payloads for the development of ADCs.

Under the terms of the share purchase agreement, ALX Oncology made an initial payment to the stockholders of ScalmiBio at closing on October 4, 2021 of approximately $4.5 million in cash, net of certain expenses and adjustments, and will make an additional payment of $2.0 million in cash at the one-year anniversary of the transaction subject to certain conditions. In addition, ALX Oncology has agreed to pay certain milestones based on the clinical development of the acquired ScalmiBio technology and has also agreed to pay a low single digit royalty on net sales of any products developed from the ScalmiBio acquired technology for a defined term.

About ALX Oncology

ALX Oncology is a publicly traded, clinical-stage immuno-oncology company focused on helping patients fight cancer by developing therapies that block the CD47 checkpoint pathway and bridge the innate and adaptive immune system. ALX Oncology’s lead product candidate, evorpacept (also known as ALX148), is a next-generation CD47 blocking therapeutic that combines a high-affinity CD47 binding domain with an inactivated, proprietary Fc domain. Evorpacept has demonstrated promising clinical responses across a range of hematologic and solid malignancies in combination with a number of leading anti-cancer agents. ALX Oncology intends to continue clinical development of evorpacept for the treatment of multiple solid tumor indications and hematologic malignances, including acute myeloid leukemia and myelodysplastic syndromes.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on ALX Oncology’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause ALX Oncology’s actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include, but are not limited to, statements regarding ALX Oncology’s financial condition, results of operations and sufficiency of its cash and cash equivalents to fund its planned operations as well as statements about ALX Oncology’s clinical pipeline, including the timing of clinical trial initiations and data releases, the expectations regarding the beneficial characteristics, safety, efficacy and therapeutic effects of evorpacept and the expectations regarding ALX Oncology’s ability to use ScalmiBio’s technology to expand its pipeline of drug candidates. These and other risks are described more fully in ALX Oncology’s filings with the Securities and Exchange Commission (“SEC”), including ALX Oncology’s Annual Report on Form 10-K, filed with the SEC on March 18, 2021, and other documents ALX Oncology subsequently files with the SEC from time to time. Except to the extent required by law, ALX Oncology undertakes no obligation to update such forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

Peter Garcia

Chief Financial Officer, ALX Oncology

(650) 466-7125 Ext. 113

peter@alxoncology.com

Argot Partners

(212)-600-1902

alxoncology@argotpartners.com

Media Contact:

Karen Sharma

MacDougall

(781) 235-3060

alx@macbiocom.com